Exhibit 10.19

2017 SVP, Global Sales - Sales Commission Plan
Plan Summary
Patricia Key

Plan_Start_Date: 01/01/2017	Region: Global Sales
Manager: Bethany Mayer
Target_Incentives_USD: 105,000 USD	Title: Senior Vice President, Global Sales
Overall Target_USD: 84,000 USD Raw Margin Corporate Target_USD: 21,000 USD	Overall_Target_Weighting: 80% Raw Margin Corporate Target_Weighting: 20%

General
Effective Date. This Sales Commission Plan (this "Plan" or this "Commission Plan") shall, following its approval by the Compensation Committee of the Board of Directors of Ixia ("Ixia" or the "Company"), be deemed effective retroactively to January 1, 2017.
Quota Commissions; Product Raw Margin Commissions. There are two categories of commissions payable under this Plan, which are: (i) commissions ("Quota Commissions"), payable monthly, based on the extent to which Ixia achieves a bookings quota for Ixia's 2017 fiscal year, which bookings quota has been approved supplementally by the Compensation Committee of the Board of Directors of Ixia (the "Committee"), and (ii) commissions ("Product Raw Margin Commissions") based on the extent to which the Company achieves, measured on a quarterly basis, certain raw margin targets approved supplementally by the Committee, all as set forth in more detail below.
Target Incentives. Ms. Key's total target incentive for 2017 is $105,000, of which $84,000 represents her target incentive for purposes of Quota Commissions and $21,000 represents her target incentive for purposes of Product Raw Margin Commissions.
Quota Commissions: 80% of Target Incentive
Plan Quota. For purposes of this Plan, the Committee has approved supplementally a bookings quota for Ixia's full 2017 fiscal year.
Bookings. For purposes of this Plan, "bookings" means, for the 2017 fiscal year or any month or other measurement period, bookings from the sale of the Company's products and services, less the cost of the raw materials associated with such bookings. See also "Terms & Conditions" below.
Monthly Payout; Calculation. Quota Commissions are payable on a monthly basis and are determined by multiplying bookings for the applicable period (subject to any applicable adjustments pursuant to the terms and conditions set forth elsewhere herein) by the applicable commission rate from the table set forth below:

Commission Rates

Overall Quota	Rate Based on Year to Date Achievement of Quota
0% - 100%	0.01458333%
100% - 125%	0.04375000%
125% - and above	0.07291667%
See also "Terms & Conditions" below.
Product Raw Margin Commissions: 20% of Target Incentive
Quarterly Payout. The Product Raw Margin Commissions (i.e., 20% of the Target Incentive) may be earned based on the level of "Product Raw Margin" for each of the Company's fiscal quarters during 2017. There will be a separate and independent calculation for each quarter. Shortfalls in one quarter are not carried over to another quarter.
Calculation. For each fiscal quarter and based on the raw margin for the Company's products booked during that quarter, the applicable payout percentage from the following table shall be multiplied by $21,000 (i.e., 20% of employee's total target incentive) to determine the payout of Product Raw Margin Commissions for that quarter:

Raw Margin	Payout
<Threshold Margin%*	0%
*	60%
*	80%
*	100%
*	125%
>Maximum Margin%*	150%
*The threshold, maximum, and other raw margin percentages have been approved supplementally by the Committee.
Terms & Conditions
Acceptance of Plan and Plan Adjustments

☐
The Company may modify or terminate this Commission Plan, or any aspect thereof, subject to approval by the Committee. Without limiting the foregoing, Ixia may decide to modify the 2017 quota and/or raw margin levels, with the Committee's approval, due to significant changes to the business, such as acquisitions by Ixia or its customers. If such changes are made to the 2017 quotas and/or raw margin levels, then employee's quota and variable pay may be updated in this Commission Plan based on the effective date of such changes.

☐	A change may only be made effective as of the first day of a month. Changes cannot have a mid-month effective date.

☐
Notwithstanding anything to the contrary, any retroactive changes to this Commission Plan will be limited to a retroactive period of no greater than 30 days. Additionally, the effective date of any changes to this Commission Plan cannot be prior to the fiscal quarter in which Commission Processing is first made aware of the proposed change in writing, including all relevant details of the proposed change. As such, it is critical that no account team changes be made without confirmed and approved compensation plan changes.

☐	In the event of any conflict or inconsistency between this Plan and any other document or understanding, the terms and provisions of this Plan will govern.

Commission Calculation

All commissions paid under this Plan for orders booked in 2017 will be calculated and paid based upon bookings data, as further explained below.

☐
A booking of an order occurs when an order is processed in Oracle via our Order Management or Service Contract systems. Commissions will be calculated and paid based upon the booking date of an order as noted in these systems. Commissions will not be paid on orders with Order Management system holds, including but not limited to:

o    China Approvals Pending (not approved for shipment)
o    Credit Check Failure
o    Customer - Pending Information (necessary to ship the order)
o    Denied Parties Hold
o    India Approvals Hold
o    Letter of Credit Pending
o    Manual Credit Hold
o    Price Approval Hold
o    Sales Administration Hold

The hold status of an order can be viewed in Salesforce.com in the “Oracle Order Information” section, which displays the Order Hold Date, Order Hold Type, and Order Hold Release Date, when applicable.

Once all holds are released, the related booking shall become eligible for commission payment in the period in which the last such hold is released.

☐    The criteria for a booked order is as follows:

o	Order must be placed with the appropriate Ixia legal entity (US vs. ITIL)

o	Order must contain a valid Purchase Order (PO) or contract number (no letters of intent)

o	Order must be submitted in the customer’s standard format and contain an authorized buyer’s signature/ electronic approval

o	Order must contain “Bill to” & “Ship to” addresses

o	Order must contain payment terms

o	Order must contain Incoterms (freight method)

o	Carrier or Freight Forwarder/Broker must be specified on the PO

o	Order must contain End Customer/ User detail

o	Order must contain Trade-in Part #s/ Serial #s and/or Software License/Registration information (if applicable)

o	Proper internal approvals must be obtained (e.g., margin and/or pricing)

o	Order must be accepted by the appropriate Ixia entity

o	Order must be shippable and not contingent upon some other element (e.g., contract with a third-party implementation partner)

☐
If it is determined that revenue may not be able to be recognized on an order, it may be withheld from or charged back against current commission earnings for the period in which the determination is made. If at a later date revenue on that order can be recognized, the related commissions will be paid in the period in which that determination is made.

☐
For multi-year renewals of extended service contracts, both the renewals sales team and the field sales team will receive full commissions for the booked amount. In the event the customer or partner defaults on any renewal payment or portion thereof in the current or any subsequent years, commissions will be adjusted to deduct the defaulted amount. In addition, if employee's employment is terminated either voluntarily or involuntarily within the term of the multi-year agreement, employee may be required, at Ixia’s and the Committee's discretion, to pay back the prorated commission amount that represents the unearned portion of the multi-year renewal at the time of the employee’s termination.

☐
Commissions are not considered “final” until the customer has made payment in full for the order. The commission amount is subject to adjustment prior to payment in full by the customer, based upon changes in the terms of the order or other factors affecting the calculation of the commission due.

☐
Booking credit will be given on orders accepted for new product introductions (NPIs), but Ixia reserves the right to recover commissions paid if the product does not ship within 90 days following the order booked date.

☐
All applicable commissions for an order will be paid on that order only once. For example, if an order is booked and commissions are paid, but later the order de-books and subsequently re-books, the commission will be paid only once - even if the salesperson changes between the original order and the re-booked order.

☐
Ixia may elect to not advance or pay commissions if a customer ceases operations, becomes insolvent or files for bankruptcy protection or if there are other circumstances Ixia determines may render the invoice uncollectible. Should payment for such invoices be obtained at a later date, commissions shall become payable for the period in which collection occurred.

☐
If an order does not qualify for quota relief, then the commission payment will be calculated separately from this Commission Plan on a case-by-case basis, and the amount of such commission will be determined in Ixia’s and the Committee's discretion.

Commission Payments

☐	Commissions are calculated monthly, based on bookings of customer orders during the preceding calendar month, and are paid by the end of each calendar month.

☐
If employee terminates her employment with Ixia (voluntarily or involuntarily for any reason) or ceases to be an employee with a Commission Plan, commissions will be paid only on orders booked with no system holds or other holdbacks as noted above through the employment termination date or the effective date of change of status.

☐
If employee terminates her employment with Ixia (voluntarily or involuntarily for any reason) or ceases to be an employee with a Commission Plan, her final commission payment may be held for up to 90 days, where permitted by law, before it is released for payment. This will allow adequate time for additional information to be received or order adjustments to be processed, which may affect the commission calculation. For example, if employee terminates in May and would otherwise receive her commission payment for May in June, her commission payment could be held and released for payment by September.

☐
If employee terminates her employment with Ixia (voluntarily or involuntarily for any reason) or ceases to be an employee with a Commission Plan, her annual target or annual quota will not be adjusted pro rata based upon her termination date.

Commission Adjustments

☐
Future credits/reductions to customers’ accounts receivable balances related to product returns, product trade-ins, customer non-payment or similar events may, in Ixia’s sole discretion, result in a reduction or other adjustment of commissions. Ixia has the right to recover previously paid commissions on past due accounts starting at 45 days past the initial credit term. For example, an order with standard 30-day payment terms will not be subject to adjustment until day 76 (30 days + 45-day window). If the receivable is collected by Ixia after the commission was recovered from the employee, the commission will be repaid in the next commission cycle following Ixia’s receipt of payment from the customer.

☐
Manual adjustments for booking corrections will be reflected in Xactly in the month following the month in which the adjustment is made. This is due to the fact that Xactly must be “closed” for the given month in order for the adjustment to be calculated. The adjustment will be uploaded to Xactly with a comment describing the reason for the adjustment. This comment is visible in the Order Item Code field of an employee’s Incentive Details in Xactly.

☐
All commission adjustments (including corrections of errors) approved by Sales Operations must be provided to Finance by the 25th day of the current calendar month (or earlier, if the 25th falls on a weekend or holiday) for inclusion in that month’s commission calculation. Any adjustments received after this date will likely be reflected in the next commission period.

☐
Commission adjustments approved by Sales Operations will not be reflected in the same month in which the corresponding order is processed. Due to the need for a clean audit trail, an approved adjustment that occurs in the same month in which the order is processed will be reflected in the following month. For example, an adjustment for an order processed in February will be reflected in March.

☐
If employee terminates her employment with Ixia (voluntarily or involuntarily for any reason) or ceases to be an employee with a Commission Plan prior to Ixia recovering overpaid commissions, the commission overpayment will be deducted from the employee’s final paycheck to the maximum extent permitted by law. If for any reason Ixia is unable to or elects not to recover the full amount of overpaid commissions from compensation owed upon termination of employment and therefore requires the employee to directly reimburse Ixia, the employee will be advised of the repayment obligations and the consequences of failing to reimburse Ixia for all amounts due.

☐	Adjustments not defined by this Commission Plan with a financial impact of $10,000 or more must be approved by the CFO.

Commission Calculation for Non-US Dollar Denominated Sales

☐
Ixia endeavors to assume foreign exchange risk and to not pass the related costs to its commissioned employees. This is generally accomplished by selling our products and services via US dollar (USD) arrangements and fixing commission payment calculations to static USD to local currency exchange rates. The static exchange rate is typically the closing exchange rate on the first business day of the current calendar year.

Commission Calculation during a Leave of Absence Period

☐
If employee is on an approved leave of absence (“LOA”), including but not limited to a medical or maternity leave, Ixia will continue to pay her full earned commissions at the prevailing rate that is applicable at the time of booking (i.e., standard or possible accelerators) for 90 days after the commencement of the approved LOA.  After the expiration of 90 days following the commencement of employee’s LOA, the employee’s right to receive commissions under this Commission Plan shall terminate to the maximum extent permitted by law, and employee’s participation in this Commission Plan shall not resume until such time as she returns to active employment with the Company, at which time her eligibility under and participation in this Commission Plan shall be governed by the terms of this Commission Plan.

☐	Notwithstanding anything to the contrary in this Commission Plan, if employee is on an approved LOA she will not qualify during the period of such LOA for any incentive programs that may be in effect during all or a portion of such LOA.  The employee shall only become eligible to participate in any such program(s) at such time as she resumes her active employment with the Company, and such participation shall be subject to the terms of any such program(s) then in effect.

Dispute Resolution

☐
This Plan is jointly administered by Sales and Finance. All questions, disputes and issues arising under this Plan must be submitted in writing to the Commission Processing team (___________________) within 60 days of the month in which the order being questioned or disputed is booked in order to qualify for review and resolution. For example, if the employee disputes the calculation of commission for an order booked in the month of February, then such employee has until April 30th (30 days after the month in which the respective commissions are paid) to submit such written communication.

☐
The Committee shall have the sole and absolute authority to resolve all questions arising in the administration, interpretation and /or application of this Commission Plan and each Commission Plan, and to construe the terms thereof, including any disputed or doubtful terms or the eligibility of employee for any benefit under a Commission Plan.

Miscellaneous

☐
The failure of the Company to enforce at any time any of the provisions of this Commission Plan, or to require at any time performance of any of the provisions of this Commission Plan, shall in no way be construed to be a waiver of these provisions, nor in any way affect the validity of this Commission Plan or any part thereof, or the right of the Company thereafter to enforce every provision herein.

No legal rights to employment are created or implied by this Commission Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company which provides otherwise, employment with the Company is employment-at-will. This means termination of employment may be initiated by the employee or by the Company at any time for any reason which is not unlawful, with or without cause.

Acknowledged and Agreed:

/s/ Patti Key         2/28/2017
Patricia Key